Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

June 2, 2022
Infinera Corporation
6373 San Ignacio Avenue
San Jose, CA 95119
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 8,500,000 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Amended and Restated 2016 Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
Wilson Sonsini Goodrich & Rosati
Professional Corporation

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